EXHIBIT 99.1
MEADE INSTRUMENTS ANNOUNCES REVERSE STOCK SPLIT
IRVINE, Calif. — August 7, 2009 — Meade Instruments Corp. (Nasdaq CM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today announced a reverse stock split.
At the 2009 annual shareholder meeting of Meade Instruments Corp., held on August 6, 2009, the shareholders approved a reverse stock split of the company’s common stock at a ratio of one share for twenty shares. The reverse stock split became effective on Friday, August 7, 2009 at 5pm EDT.
As a result, a 5th character “D” will be temporarily appended to the company’s ticker symbol for 20 trading days. Therefore, the company’s ticker symbol will temporarily be “MEADD” during this 20 day period. The symbol will drop the 5th character “D” after 20 trading days, at which time it will revert to “MEAD.”
ABOUT MEADE INSTRUMENTS
Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.
Contact:
Meade Instruments Corp.
John A. Elwood
Senior Vice President — Finance & Administration,
Chief Financial Officer
Phone: (949) 451-1450
Fax: (949) 748-1604